Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Dishan Guo	Mr. Crocker Coulson, President
Chief Executive Officer	CCG Investor Relations
China Unitech Group, Inc.	Email: crocker.coulson@ccgir.com
Tel: +86-755-2894-3820	Tel: +1-646-213-1915

Mr. Jingwei Li,
Vice President of Corporate Finance,
China Unitech Group, Inc.
Email: kerban@sina.com
Tel: +86-755-3366-8770

FOR IMMEDIATE RELEASE

China Unitech Group, Inc. Announces Strong Second Quarter 2010 Results

  Second quarter 2010 revenue increased 27.4% year-over-year to $4.6 million

  Second quarter 2010 net income increased 25.3% to $1.4 million

SHENZHEN, China, August 19 – China Unitech Group, Inc. (the "Company") (CUIG.OB), operating through Junlong Culture Communication Co. Ltd (“Junlong”), a leading internet cafe chain operator in China, today announced its financial results for its second quarter of 2010.

Second Quarter 2010 Highlights

  Revenue increased 27.4% to $4.6 million year-over-year

  Gross profit increased 42.4% year-over-year to $2.1 million

  Operating income increased 31.4% to $1.9 million year-over-year

  Net income was $1.4 million in the second quarter of 2010 as compared to $1.1 million in the second quarter of 2009

  Cash flow provided by operating activities was $3.7 million for the first six months of 2010, as compared to $2.6 million for the same period last year

  Acquired Lanman and Chaosu internet cafes in April 2010

  Opened six additional internet cafes in May and June 2010

“We are pleased to report strong second quarter financial results, characterized by double-digit growth in both our top and bottom line. Recently, we acquired two internet cafes and opened six independently managed locations under our “Dragon Surf” brand name. Located in the Longgang and Yantian districts of Shenzhen, these internet cafes contributed favorably to our year-over-year revenue growth of 27.4% . As a leading internet café operator, we are committed to providing a safe, entertaining and interactive place for internet users in China," commented Mr. Dishan Guo, Chief Executive Officer of China Unitech Group, Inc.

Second Quarter 2010 Results

For the quarter ended June 30, 2010, net revenue increased 27.4% to $4.6 million, compared to $3.6 million in the second quarter of 2009. Revenue growth was mainly due to the contribution of six new independently managed internet cafes located in Longgang and Yantian. In April, the Company successfully acquired Lanman and Chaosu internet cafes in Shenzhen, which also contributed favorably to the Company’s revenue growth.

Gross profit for the second quarter of 2010 increased by 42.4% to $2.1 million, compared to $1.5 million in the second quarter of 2009. Gross margin was 45.3%, as compared to 40.5% in the comparable period of 2009. The increase was mainly attributable to the increase in computer usage time in the second quarter of 2010.

Operating expenses increased 424.3% to $0.2 million for the second quarter of 2010 from $0.04 million for the second quarter of 2009. The increase was primarily due to higher general and administrative expenses attributable to business expansion, increased staff compensation, increase in professional fees related to the Company's status as a public company and the establishment of the Company’s new office, which will be ready for occupation in late August 2010.

Operating income for the second quarter of 2010 increased 31.4% to $1.9 million, compared to $1.4 million in the comparable period of 2009. Operating margin was 40.6% in the quarter compared to 39.4% in the second quarter of 2009.

Income tax expense for the second quarter of 2010 increased 55.0% to $0.4 million, compared to $0.3 million in the same period last year, primarily due to the increase in net revenue and higher income tax rate of 22% for the second quarter of 2010, up from 20% for the comparable period in 2009.

Net income increased 25.3% to $1.4 million, compared to $1.1 million for the same period last year.

Results for the Six Months Ended June 30, 2010

Net revenue was $8.3 million for the first six months of 2010, an increase of 22.1% from $6.8 million for the first six months of 2009. Gross profit was $3.6 million, or 43.9% of revenue, an increase of 34.5% from $2.7 million, or 39.7% of revenue, for the first six months of 2009. Operating income was $3.4 million, or 40.5% of revenue, an increase of 28.0% from $2.6 million, or 38.6% of revenue, for the first six months of 2009. Net income increased 21.7% to $2.6 million for the first six months of 2010, compared to $2.1 million for the same period last year.

Financial Condition

As of June 30, 2010, the Company had $5.4 million in cash and cash equivalents, compared to $3.1 million at year-end 2009, working capital of $5.2 million and a current ratio of 3.3:1. As of June 30, 2010, shareholders’ equity was $9.9 million, up from $7.0 million at the end of 2009.

In the first half of 2010, the Company generated $3.7 million in cash from operating activities, compared to cash provided by operating activities of $2.6 million in the same period last year. Net cash used in investing activities was $1.6 million for the six months ended June 30, 2010, which was used for the acquisitions of the Lanman and Chaosu internet cafes in April 2010.

Subsequent Events

In July 2010, the Company completed a share exchange transaction with the shareholders of Classic Bond Development Limited, a British Virgin Islands corporation ("Classic Bond"). Pursuant to a Share Exchange Agreement, China Unitech acquired 100% of the issued and outstanding capital stock of Classic Bond in exchange for 19,000,000 newly issued shares of the Company’s common stock. The Company will operate through its variable interest entity in China to execute the current business plan of those affiliates, which involves the operation of a chain of China-based internet cafes. The new public company is quoted on the OTC Bulletin Board Market under the ticker symbol "CUIG."

Business Outlook

For the remainder of the year, the Company plans to focus on geographic expansion and expects continued growth in the demand for internet cafes due to the increased population of migrant workers.

“In the second half of this year, we plan to expand our presence to Guizhou, Yunnan and Sichuan provinces, which will enable us to qualify as one of the few national internet cafe operators by the end of 2010. This will mark a significant milestone for us in our quest to expand our footprint outside of Guangdong province. We also plan to open additional, independently managed internet cafes in strategic locations in Shenzhen in order to accelerate penetration of our existing geographic markets. We anticipate market demand for internet cafes to remain strong, which in turn will support our top line performance during the remaining months of this year,” commented Mr. Guo.

About China Unitech Group, Inc.

China Unitech Group, Inc. is the holding company of Classic Bond Development Limited. The Company operates through its variable interest entity Junlong Culture Communication Co. Ltd. (“Junlong”), a leading internet cafe chain operator headquartered in Shenzhen, China. Established in 2003, Junlong is one of the five largest internet cafe chain operators in Shenzhen with 28 company-owned stores. Junlong’s internet cafes are operated and managed under the Dragon Surf brand. Its robust system offers a one-stop entertainment and media venue for customers, including VoIP, instant messaging, online games, snacks and drinks. Its internet cafes are typically located in high traffic areas that target mature students and migrant workers. The Company currently employs about 300 full time employees.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Unitech Group, Inc., its subsidiary companies and variable interest entity. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the ability of the Company to grow; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial tables follow

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
UNAUDITED

	For The Three Months Ended		For The Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Revenue	$4,581,308	$3,595,057	$8,302,413	$6,799,760

Cost of revenue
Depreciation	358,369	219,787	689,999	504,787
Salary	260,008	201,156	488,531	386,537
Rent	235,781	206,577	442,480	401,711
Utility	370,164	345,515	714,213	657,616
Business tax and surcharge	1,083,303	850,078	1,963,471	1,607,914
Others	199,801	315,761	368,871	539,601
	2,507,426	2,138,874	4,667,565	4,098,166

Gross profit	2,073,882	1,456,183	3,634,848	2,701,594

Operating Expenses
Selling expenses	-	-	-	-
General and
administrative expenses	213,309	40,684	275,982	78,337

Total operating expenses	213,309	40,684	275,982	78,337

Income from operations	1,860,573	1,415,499	3,358,866	2,623,257

Non-operating income (expenses)
Interest income	2,460	458	2,460	359
Other income	-	-	-	(159)
Interest expenses	(5,854)	-	(4,713)	-
Other expenses	(62)	(254)	(33)	-

Total other income (expenses)	(3,456)	204	(2,286)	200

Net income before income taxes	1,857,117	1,415,703	3,356,580	2,623,457
Income taxes	434,657	280,462	768,521	497,040

Net income	$1,422,460	$1,135,241	$2,588,059	$2,126,417
Other comprehensive income
Foreign currency
translation	38,927	(7,945)	40,049	(4,468)
Comprehensive income	$1,461,387	$1,127,296	$2,628,108	$2,121,949

Income per share	1.01	0.84	1.88	1.58

Weighted average Common Stock outstanding	1,405,573	1,348,279	1,377,084	1,348,279

CLASSIC BOND DEVELOPMENT LIMITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,384,556	$3,061,856
Restricted cash	1,652,322	1,645,411
Rental deposit	177,541	144,504
Equipment deposit	15,088	81,217
Inventory	216,983	204,971

Total current assets	7,446,490	5,137,959

Property and equipment, net	4,591,473	3,572,696
Intangible assets, net	135,222	-

Total assets	$12,173,185	$8,710,655

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short term loan	$146,873	$146,259
Accounts payable	56,678	33,979
Deferred revenue	727,543	775,985
Payroll and payroll related liabilities	117,591	124,390
Income and Other Tax Payables	778,335	525,470
Accrued expenses	60,573	43,126
Amount due to director	200,970	5,162
Acquisition consideration payable	148,618	-

Total current liabilities	2,237,181	1,654,371

Commitments and contingencies

Stockholders' Equity
Common stock (No Par Value; 2,000,000 shares authorized; 2,000,000 and 1,358,954 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	1,625,286	1,373,674
Statutory reserves	718,744	718,744
Retained earnings	7,340,930	4,752,871
Accumulated other comprehensive income	251,044	210,995

Total stockholders’ equity	9,936,004	7,056,284

Total liabilities and stockholders’ equity	$12,173,185	$8,710,655

CLASSIC BOND DEVELOPMENT LIMITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS UNAUDITED
	For The Six Months Ended
	June 30
	2010	2009
Cash flows from operating activities
Net income	$2,588,059	$2,126,417
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	704,376	625,766
Amortization	5,799	-
Changes in operating assets and liabilities:
Rental deposit	(21,334)	(6,722)
Inventory	(11,109)	(138,257)
Accounts payable	22,448	171,111
Amount due to director	195,037	(46,187)
Payroll and payroll related liabilities	(7,293)	(38,172)
Accrued expenses	17,200	9,294
Deferred revenue	(51,503)	283,627
Other tax payable	249,699	(429,326)
Net cash provided by operating activities	3,691,379	2,557,551

Cash flows from investing activities
Acquisition of property, plant and equipment	(1,292,087)	(1,296,251)
Acquisition of cafes	(348,839)	-
Net cash used in investing activities	(1,640,926)	(1,296,251)

Cash flows from financing activities
Issuance of shares for cash	251,612	-

Net cash used in financing activities	251,612	-

Effect of foreign currency translation on cash and cash equivalents	20,635	(6,103)
Net increase in cash	2,322,700	1,255,197
Cash- beginning of period	3,061,856	1,112,646

Cash- end of period	$5,384,556	$2,367,843
Supplemental disclosure of cash flow information
Cash paid during the period
Interest paid	$2,383	$-
Income tax paid	$333,927	$216,684
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVIES:
Summary of Assets Acquired from Acquisitions:
Net Property and Equipment	$346,003	$-
Other Current Assets	10,973	-
Intangible Assets	140,481	-
Net Assets Acquired	$497,457	$-

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